Exhibit 99.2
POLARIS INDUSTRIES INC
STOCK OPTION AGREEMENT
     [NAME]                                                                                                                                                                   SSN:
In accordance with the terms of the Polaris Industries Inc. 1995 Stock Option Plan (as amended and restated, the “Plan”), Polaris Industries Inc., as determined by and through the Stock Award Compensation Committee of the Company’s Board of Directors, hereby grants to you (the “Participant”), subject to the terms and conditions set forth in this Stock Option Agreement (including Annex A hereto and all documents incorporated herein by reference) the rights and options (the “Options”) to purchase from the Company shares of its common stock $.01 par value, as set forth below:

Number of Options Granted:	[NUMBER OF OPTIONS]

Date of Grant:	[DATE]

Option Price:	$_________

Vesting:	100% on [DATE]

Expiration Date:	Close of business on [DATE]

Exercise Period	Date of Vesting through Expiration Date
Further terms and conditions of the grant are set forth in Annex A hereto, which is an integral part of this Stock Option Agreement.
All terms, provisions and conditions applicable to the Options set forth in the Plan and not set forth herein are hereby incorporated by reference herein. To the extent any provision hereof is inconsistent with a provision of the Plan, the provisions of the Plan will govern. The Participant hereby acknowledges the receipt of a copy of this Stock Option Agreement, including Annex A hereto, and a copy of the Plan, and agrees to be bound by all the terms and provisions hereof and thereof.
IN WITNESS WHEREOF, the Company has caused this Stock Option Agreement to be executed by its Vice President-Finance, Chief Financial Officer & Secretary, and the Participant has executed this Stock Option Agreement, both as of the Date of Grant.

POLARIS INDUSTRIES INC.

Michael W. Malone
Vice President-Finance, Chief Financial Officer & Secretary

Agreed:

Participant
Attachment: Annex A

ANNEX A
NONQUALIFIED STOCK OPTIONS
     I am pleased to inform you that you are the recipient of a stock option award under the Polaris Industries Inc. 1995 Stock Option Plan (as amended and restated, the “Plan”). The Board of Directors and the shareholders of Polaris Industries Inc. (“the Company”) adopted and approved the Plan for the purposes of (i) attracting and retaining employees of outstanding ability; (ii) motivating employees, by means of performance-related incentives, to achieve longer-range performance goals; and (iii) enabling employees to participate in the long-term growth and financial success of the Company.
     This stock option award was approved by the Compensation Committee of the Board of Directors of the Company (the “Committee”). Section 5 of the Plan provides that all awards under the Plan be made pursuant to an award agreement between the recipient and the Company. This Annex A, together with the cover sheet hereto, sets forth a Stock Option Agreement (“Agreement”) to confirm and formalize your agreement with the Company with respect to your stock option award and is entered into under and pursuant to all of the terms and provisions of the Plan. In conformity with the Plan, you and the Company agree as follows:
1.	Subject to the terms and conditions of this Agreement and the Plan, the Company hereby grants to you the right and option to purchase from the Company up to, but not exceeding in the aggregate, the number of shares of the Common Stock, par value $.01 per share (“Common Stock”) set forth on the cover sheet to this Agreement, of the Company (the “Options”), at an exercise price of $_____ per share (the “Exercise Price”) and for the period (the “Option Term”) beginning on [DATE] (the “Date of Grant”) and ending on [DATE]. The Exercise Price set forth herein equals the Fair Market Value, as defined in the Plan, on the Date of Grant, of the shares of Common Stock subject to the Option.

2.	This Agreement grants to you nonqualified stock options.

3.	The Options granted to you hereunder shall become exercisable (“vest”) on the third anniversary of the Date of Grant. Once Options have vested, they may be exercised, in whole or in part, at any time and from time to time during the Option Term.

Notwithstanding the foregoing, the Options shall vest and become immediately exercisable upon a “Change in Control” of the Company. A “Change in Control” shall be deemed to have occurred if:
     (a) Any election has occurred of persons to the Board of Directors of the Company (the “Board”) that causes at least one-half of the Board to consist of persons other than (x) persons who were members of the Board on January 1, 2005 and (y) persons who were nominated for election by the Board as members of the Board at a time when more than one-half of the members of the Board consisted of persons who were members of the Board on January 1, 2005; provided, however, that any person nominated for election by the Board at a time when at least one-half of the members of the Board were persons described in clauses (x) and/or (y) or by persons who were themselves nominated by such Board shall, for this purpose, be deemed to have been nominated by a Board composed of persons described in clause (x) (persons described or deemed described in clauses (x) and/or (y) are referred to herein as “Incumbent Directors”); or

     (b) The acquisition in one or more transactions, other than from the Company, by any individual, entity or group (within the meaning of Section 13(d)(3) or 14(d)(2) of the Securities Exchange Act of 1934, as amended (the “Exchange Act”)) of beneficial ownership (within the meaning of Rule 13d-3 promulgated under the Exchange Act) of a number of Company Voting Securities equal to or greater than 35% of the Company Voting Securities unless such acquisition has been designated by the Incumbent Directors as an acquisition not constituting a Change in Control for purposes hereof; or
     (c) Any of the following: (x) a liquidation or dissolution of the Company; (y) a reorganization, merger or consolidation of the Company unless, following such reorganization, merger or consolidation, (A) the Company is the surviving entity resulting from such reorganization, merger or consolidation or (B) at least one-half of the Board of Directors of the entity resulting from such reorganization, merger or consolidation consists of Incumbent Directors; or (z) a sale or other disposition of all or substantially all of the assets of the Company unless, following such sale or disposition, at least one-half of the Board of Directors of the transferee consists of Incumbent Directors.
As used herein, “Company Voting Securities” means the combined voting power of all outstanding voting securities of the Company entitled to vote generally in the election of the Board.

4.	You may exercise the Options by delivering to the Company a Notice of Exercise of Stock Options, in the form set forth as Exhibit A hereto, together with (i) a check payable to the order of the Company and/or (ii) shares of Common Stock that you have held for at least six months prior to the date of exercise, with a stock power executed in blank, equal in value to the Exercise Price of the shares of Common Stock being purchased. Shares of Common Stock surrendered in exercise of an Option shall be valued at their Fair Market Value, as such term is defined in the Plan, on the date of exercise. With the approval of, and under the terms and conditions specified by, the Committee, you also may exercise the Options in accordance with a cashless exercise program through an approved broker or dealer.

5.	The Company will notify you of the amount of withholding tax, if any, that must be paid under federal and, where applicable, state and local law in connection with the exercise of an Option or the sale of the subject shares of Common Stock. The Company may deduct such amount from your regular salary payments or other compensation otherwise due and owing to you. If the full amount of the withholding tax cannot be recovered in this manner, you must, promptly upon the receipt of such notice, remit the deficiency to the Company. In the Committee’s discretion, you may be permitted to elect to have withheld from shares otherwise issuable to you upon exercise of Options, or to tender to the Company, a number of shares of Common Stock whose Fair Market Value, as such term is defined in the Plan, on the date of exercise equals the amount required to be withheld.

6.	If your employment by the Company terminates for any reason other than disability (within the meaning of Code Section 22(e)(3)), death, or retirement on or after normal retirement age in accordance with the applicable retirement policy of the Company, all Options that have not yet been exercised on the date of termination shall continue to be exercisable, to the extent they were exercisable on the date of termination, for a period of thirty (30) days after such date, but not after the expiration of the Option Term. All Options shall continue to be exercisable, to the extent they were exercisable on the date of termination, for a period of one year following the date of termination of employment by reason of your disability (within the meaning of Code Section 22(e)(3)), death or retirement on or after normal retirement age in accordance with the applicable retirement policy of the Company but not after the expiration of the Option Term.

7.	In the event of any subdivision or combination of the outstanding shares of Common Stock, stock dividend, recapitalization, reclassification of shares, sale, lease or transfer of substantially all of the assets of the Company, substantial distributions to stockholders, merger, consolidation or other corporate transactions that would result in a substantial dilution or enlargement of the rights or economic benefits inuring to you under the Plan, the Committee shall make such equitable adjustments as it may deem appropriate in the Options granted in this Agreement. Any such determination by the Committee shall be final and binding on you.

8.	Nothing contained in this Agreement or in the Plan shall be deemed to confer upon you any right to prevent or to approve or vote upon any of the corporate actions described in Section 7. The existence of the Options granted in this Agreement shall not affect in any way the right or the power of the Company or its stockholders to make or authorize any or all adjustments, recapitalizations, reorganizations or other changes in the Company’s capital structure or its business, or any merger or consolidation of the Company, or any issue of bonds, debentures, preferred or prior preference stocks ahead of or affecting the Common Stock or the rights thereof, or the dissolution or liquidation of the Company, or any sale or transfer of all or any part of its assets or business, or any other corporate act or proceeding, whether of a similar character or otherwise.

9.	Whenever you are referred to in any provision of this Agreement under circumstances where the provision should logically be construed to apply to the executors, the administrators, or the person or persons to whom Options may be transferred by will or by the laws of descent and distribution, such references will be deemed to include such person or persons.

10.	You may not transfer the Options granted under this Agreement otherwise than by will or the laws of descent and distribution and only you may exercise the Options during your lifetime. No assignment or transfer of the Options granted under this Agreement, or of the rights represented thereby, whether voluntary or involuntary, by the operation of law or otherwise (except by will or the laws of descent and distribution), shall vest in the assignee or transferee any interest or right herein whatsoever, but immediately upon any such assignment or transfer the Options shall terminate and become of no further effect.

11.	You shall not be deemed for any purpose to be a stockholder of the Company in respect of shares as to which the Options have not been exercised as provided in this Agreement.

12.	Nothing in this Agreement or the Plan shall confer upon you any right to continue in the employ of the Company or shall affect the right of the Company to terminate your employment with or without cause.

13.	Notwithstanding any other provision of this Agreement to the contrary, you hereby agree that you will not exercise the Options granted under this Agreement, and that the Company will not be obligated to issue any shares to you under this Agreement, if the exercise of such Options or the issuance of such shares shall constitute a violation by you or the Company of any provision of any law or regulation of any governmental authority. Any determination in this connection by the Company shall be final and binding. The Company shall in no event be obligated to register any securities pursuant to the Securities Act of 1933 (as the same shall be in effect from time to time) or to take any other affirmative action in order to cause the exercise of the Options or the issuance of the shares pursuant thereto to comply with any law or regulation of any governmental authority.

14.	No amounts of income received by you pursuant to this Agreement shall be considered compensation for purposes of any pension or retirement plan, insurance plan or any other employee benefit plan of the Company unless otherwise provided in such plan.

15.	Every notice or other communication relating to this Agreement shall be in writing and shall be mailed to or delivered to the party for whom it is intended at such address as may from time to time be designated by it in a notice mailed or delivered to the other party as herein provided; provided, however, that unless and until some other address be so designated, all notices or communications by you to the Company shall be mailed or delivered to the Company at its office at 2100 Highway 55, Medina, Minnesota 55340, and all notices or communications by the Company to you may be given to you personally or may be mailed to you at the address indicated in the Company’s records as your most recent mailing address.

16.	This Agreement shall be construed, governed, and interpreted under the laws of the State of Minnesota, except the conflicts of laws provisions thereof.

17.	This Agreement embodies the entire understanding of the parties hereof, and supersedes all other oral or written agreements or understandings between you and the Company regarding the subject matter hereof. No change, alteration or modification hereof may be made except in a writing, signed by each of the parties hereto.

18.	If any provision of this Agreement or the application of any provision hereof is declared to be illegal, invalid, or otherwise unenforceable by a court of competent jurisdiction, the remainder of this Agreement shall not be affected thereby.

19.	This Agreement shall be binding upon and inure to the benefit of any successor or successors of the Company and your heirs and personal representatives.

EXHIBIT A
NOTICE OF EXERCISE OF STOCK OPTIONS
     Pursuant to the provisions of the Stock Option Agreement entered into as of [DATE] between Polaris Industries Inc. (the “Company”) and me (the “Agreement”), I hereby exercise the nonqualified stock options granted under the terms of the Agreement to the extent of ___shares of the Common Stock of the Company. I deliver to the Company herewith the following in payment for such shares:
▪	$_______in cash

▪	Stock certificates for ______shares of Common Stock held for at least six months

▪	Other consideration: ______(i.e. cashless exercise, if approved by the Company)
Date:

Optionee (Print Name)

Signature

Address

Social Security Number